UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2008
IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California		91302

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1
 i

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 6, 2008, the Board of Directors of Ixia (the “Company”) appointed Errol Ginsberg as Chief Innovation Officer and, in connection with such appointment, he ceased to serve as the Company’s Chief Executive Officer. As Chief Innovation Officer, Mr. Ginsberg will lead and oversee the newly formed Ixia Labs, which will be responsible for creating new technologies that will serve as the foundation for the Company’s future product development, and he will also assist the Company in evaluating market opportunities and potential acquisitions. Mr. Ginsberg will continue to serve as Chairman of the Company’s Board of Directors.
On March 6, 2008, the Board of Directors of the Company also appointed Atul Bhatnagar as Chief Executive Officer and President of the Company, effective immediately, to succeed Mr. Ginsberg. Mr. Bhatnagar joined the Company as its President and Chief Operating Officer and a member of its Board of Directors in September 2007. Mr. Bhatnagar will continue to serve as a member of the Company’s Board of Directors.
Information concerning Mr. Bhatnagar’s prior business experience and the terms of his employment with the Company, including the Employment Offer Letter Agreement dated August 6, 2007 between the Company and Mr. Bhatnagar, was previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 4, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: March 12, 2008	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel